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Exhibit 10.16

CHANGE IN CONTROL AGREEMENT

        THIS CHANGE IN CONTROL AGREEMENT (the "Agreement") is made and entered into July 19, 2007 by and between HireRight, Inc., a Delaware corporation (the "Company") and Jeffrey Wahba, an individual (the "Executive").

        WHEREAS, Executive is a party to that certain offer letter from the Company's predecessor dated February 27, 2006 (the "Offer Letter"), and the parties hereto desire to amend the Offer Letter in accordance with the terms of this Agreement;

        WHEREAS, the parties hereto desire to enter into a written agreement to document the terms applicable to the termination of Executive's employment with the Company in connection with a Change in Control (as defined below).

        1.     Certain Definitions.    The following words or phrases shall have the following meanings as used in this Agreement:

          A.    "Annual Salary" shall mean Executive's base salary for any given Company fiscal year as approved by the Company's Board of Directors or the Compensation Committee of the Board of Directors, which is payable in accordance with the Company's standard payroll schedule. Any increased or decreased Annual Salary shall thereupon be the "Annual Salary" for the purposes of this Agreement.

          B.    "Cause" shall mean that Executive has engaged in any one of the following: (i) material financial dishonesty involving the Company or its assets, including, without limitation, misappropriation of the Company's funds or property; (ii) reckless or willful misconduct in the performance of Executive's duties in the event such conduct continues after the Company has provided 14 days written notice to Executive and a reasonable opportunity to cure; (iii) conviction of, or plea of nolo contendre to, any felony involving dishonesty or fraud; or (iv) the material breach of any provision of this Agreement after 14 days written notice to Executive of such breach and a reasonable opportunity to cure such breach.

          C.    "Change In Control" shall mean the consummation of any of the following transactions effecting a change in ownership or control of the Company:

              (i)  a merger, consolidation or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction; or

             (ii)  any transfer, sale or other disposition of all or substantially all of the Company's assets; or

            (iii)  the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's beneficial holders.

    In no event, however, shall a Change in Control be deemed to occur in connection with (i) a merger of the Company, the sole purpose of which is to reincorporate the Company in Delaware, or (ii) any public offering of Common Stock, the primary purpose of which is to raise capital.

          D.    "Good Reason" shall mean Executive's voluntary resignation for any of the following which results in a material negative change to Executive: (i) a reduction in the scope of Executive's duties and responsibilities or the level of management to which he reports; (ii) a reduction in his level of Annual Salary or benefits without his prior written consent; (iii) a relocation of Executive more than thirty-five (35) miles outside of Executive's residence as of the date hereof, (iv) a material breach of any provision of this Agreement by the Company, after written notice and a reasonable opportunity to cure, or (v) the failure of the Company to have a successor entity specifically assume this Agreement.

          E.    "Severance Payments" shall mean all payments made to Executive in accordance with Section 4 of the Agreement.

        2.     Effective Date; Term of Agreement; Expiration of Terms.    This Agreement shall be effective upon the date that the Company's registration statement on Form S-1 in connection with its initial public offering of common stock (the "Registration Statement") is declared effective by the United States Securities and Exchange Commission (the "SEC", and such date, the "Effective Date"), provided that the SEC declares such Registration Statement to be effective prior to December 31, 2007. In the event that the Registration Statement is not declared effective by the SEC by December 31, 2007, this Agreement and its terms shall expire, and the Agreement shall be null and void. Provided this Agreement has not expired as set forth in this Section 2, this Agreement shall remain in full force and effect from the Effective Date until Executive's termination of employment with the Company for any reason (the "Term").

        3.     Vesting of Equity Compensation.    To the extent the Company grants to Executive any options or shares of restricted stock during the Term of this Agreement, then the Company shall in such grant documentation provide that in the event a Change in Control is consummated during the Term of this Agreement and within eighteen months immediately following such Change in Control, Executive either (i) is terminated without Cause or (ii) resigns for Good Reason, then all of Executive's unvested options or unvested shares shall vest in full.

        4.     Termination of Employment in Connection with Change in Control.    Subject to Section 5 below, if a Change in Control is consummated during the Term of this Agreement and within eighteen months immediately following such Change in Control, Executive either (i) is terminated without Cause or (ii) resigns for Good Reason, then the Company shall pay Executive as follows: (i) a lump sum payment equal to twelve months of Executive's Annual Salary, which such sum shall be paid upon Executive's termination date; (ii) a lump sum payment equal to 100% of Executive's annual target bonus established by the Company's Compensation Committee for the year in which Executive's employment was terminated, regardless of whether the bonus goals for such year have been met; which sum shall be paid upon Executive's termination date; (iii) a pro rated share of Executive's annual target bonus established by the Company's Compensation Committee for the year in which Executive's employment was terminated (pro rated up to the termination date), which amount shall be paid at such time as the Company regularly pays bonuses, provided that it is paid no later than 2 1/2 months following the calendar year in which the termination occurs, and (iv) a lump sum amount equal to the cost of twelve months of health care continuation coverage, which such sum shall be paid upon Executive's termination date. Notwithstanding the foregoing, "Good Reason" shall only be found to exist if the Executive has provided 30 days written notice to the Company prior to his resignation indicating and describing the event resulting in such Good Reason, and the Company does not cure such event within 90 days following the receipt of such notice from Executive.

        5.     Conditions to Severance.

          A.    Delivery of Separation Agreements.    If Executive's employment is terminated and Severance Payments are to be paid pursuant to Section 4, then in consideration for the Severance Payments to be made by Company to Executive pursuant to Section 4 of this Agreement, Executive agrees to execute and deliver to the Company within 21 days after Executive's employment termination date the following: (i) a non-competition agreement, in substantially the form attached hereto as Exhibit A (the "Non-Competition Agreement"), and (ii) a separation and release agreement, in substantially the form attached hereto as Exhibit B (together with the Non-Competition Agreement, the "Separation Agreements"). Notwithstanding anything to the contrary in the Agreement, Company shall have no obligation to make any Severance Payments to Executive until the date that is ten days following the date that Executive executes and delivers each of the Separation Agreements. The failure of Executive to execute and deliver each of the Separation Agreements within 21 days of Executive's employment termination date shall result in a permanent forfeiture of all Severance Payments due and payable pursuant to Section 4 of the Agreement, and permanently release Company from its obligation to make any and all Severance Payments to Executive thereunder.

          B.    Repayment of Severance Payments.    Executive's rights to receive and continue receiving any and all Severance Payments is expressly subject to Executive's continuing compliance with the terms and conditions of each of the Separation Agreements and Sections 8 and 9 of this Agreement. All Severance Payments whether already having been paid or to be paid shall immediately be forfeited upon Executive's breach of any of the Separation Agreements or Sections 8 or 9 of this Agreement. If Executive breaches any of the Separation Agreements or Sections 8 or 9 of this Agreement, then Executive shall immediately repay to Company any and all Severance Payments received by Executive pursuant to this Agreement.

          C.    Application of Section 409A.    Each of this Agreement and the Offer Letter is intended to qualify as an involuntary separation pay plan that is exempt from application of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") because all severance payments are treated as paid on account of an involuntary separation (including a separation for Good Reason) and paid in a lump sum within the "short-term deferral" period following the time the Executive obtains a vested right to such payments. If any portion of the Severance Payments in Section 4 of this Agreement or any payments under the Offer Letter represent an equivalent amount of severance that replaces (as opposed to supplements) salary continuation or similar severance benefit available to Executive under another involuntary separation pay agreement or arrangement that is subject to Section 409A of the Code and required to be aggregated with this Agreement, notwithstanding anything to the contrary in this Agreement or the Offer Letter, such equivalent amount (and only that equivalent amount) shall be delayed until the first day of the seventh month following Executive's termination, but only to the extent that such equivalent amount exceeds the applicable dollar limit provided under Treasury Regulations section 1.409A-1(b)(9)(iii)(A).

          D.    Applicable Withholdings.    The Company shall deduct and withhold from the Severance Payments to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

        6.     Gross Up for Severance Payments.    If any excise tax under Section 4999 of the Code (the "Excise Tax") is payable by Executive by reason of the payment to Executive of any of the Severance Payments, determined in accordance with Section 280G(b)(2) of the Code, and a 20% reduction of the total aggregate Severance Payments to be made to Executive would result in the elimination of such Excise Tax under the Code, then the Severance Payments shall be reduced by the amount necessary, which shall not exceed 20% of the aggregate Severance Payments to be made, to eliminate all Excise Tax assessable pursuant to the Code. If the reduction of up to 20% of the aggregate Severance Payments to be made to Executive will not result in the elimination of all Excise Tax assessable by the Code on the Severance Payments, then Company shall pay Executive, in addition to the Severance Payments, an amount (the "Gross-Up Payment") equal to the sum of the Excise Tax and the amount necessary to pay all additional taxes imposed on (or economically borne by) Executive (including the Excise Tax, state and federal income taxes and all applicable employment taxes) attributable to the receipt of the Gross-Up Payment. For purposes of the proceeding sentence, all taxes attributed to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rate provided by law. Such Gross-Up Payment shall be paid to Executive as soon as practical after such amount has been determined, but in any event, such payment must be made no later than the last day of Executive's taxable year following the year in which Executive remitted the taxes.

        7.     Non-Competition During the Term.    Executive acknowledges and agrees that given the extent and nature of the confidential and proprietary information he will obtain during the course of his employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by the Executive should he obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company. Consequently, during any period for which Executive is receiving payments from the Company, either as wages or as a severance benefit (including all Severance Payments), Executive shall not, without prior written consent of the Company, directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be employed by or provide advice to, any enterprise that is engaged in any business directly competitive to that of the Company in the employment screening services market in the United States; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than 1% of an outstanding class of publicly-traded securities of any company or other enterprise where Executive does not provide any management, consulting or other services to such company or enterprise.

        8.     Non-Solicitation.    During the longer of (i) any period for which Executive is receiving Severance Payments from the Company or (ii) during any period in which Executive has agreed not to compete with the Company pursuant to the terms of the Non-Competition Agreement, Executive agrees that during such period of time Executive shall not, directly or indirectly, solicit any employee, independent contractor, consultant or other person or entity in the employment or service of the Company or any of its respective subsidiaries or affiliates (each of the preceding, a "Group Company"), at the time of such solicitation, in any case to (i) terminate such employment or service, and/or (ii) accept employment, or enter into any consulting or other service arrangement, with any person or entity other than a Group Company.

        9.     Proprietary Information.    Executive has executed the Company's standard Confidential Information and Assignment of Inventions Agreement (the "Confidentiality Agreement"), which is hereby incorporated by this reference as if set forth fully herein. Executive's obligations pursuant to the Confidentiality Agreement will survive termination of this Agreement and Executive's employment with the Company.

        10.   Successors and Assigns.    This Agreement is personal in its nature and the Executive shall not assign or transfer his rights under this Agreement. The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise, and the heirs and legal representatives of Executive.

        11.   Notices.    Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or via overnight delivery service such as Federal Express, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by overnight delivery, such notice shall be conclusively deemed given two business days after the deposit thereof addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	HireRight, Inc. 5151 California Avenue Irvine, California 92617 Attn: Vice President of Human Resources
With a copy to:	Dorsey & Whitney LLP 38 Technology Drive Irvine, California 92618 Attn: Ellen S. Bancroft, Esq.
To Executive:	At Executive's last residence as provided by Executive to the Company for payroll records.

Any party may change such party's address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this Section 11.

        12.   Governing Documents.    This Agreement, the Offer Letter, together with the documents expressly referenced in this Agreement or the Offer Letter, constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of the payment of severance benefits to Executive by Company, and supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company. Any and all prior agreements, understandings or representations relating to the payment of severance benefits to Executive in connection with his employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

        13.   Governing Law.    The provisions of this Agreement and the Offer Letter (collectively, the Employment Documents") will be construed and interpreted under the laws of the State of California. If any provision of any Employment Document as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of any Employment Document, or the enforceability or invalidity of either Employment Documents as a whole. Should any provision of the Employment Documents become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of the Employment Documents shall continue in full force and effect.

        14.   Remedies.    The parties hereto agree that: (i) Executive's services are unique, because of the particular skill, knowledge, experience and reputation of Executive; (ii) if Executive breaches either of the Employment Documents, the damage to the Company will be substantial, and difficult to ascertain, and, further, that money damages will not afford the Company an adequate remedy. Consequently, if Executive is in breach of any provision of the Employment Documents, or threatens a breach of the Employment Documents, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of the Employment Documents notwithstanding Section 15 hereof. All rights and remedies provided pursuant to the Employment Documents or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. All claims for damages for a breach of any of the Employment Documents shall be submitted to mediation and arbitration in accordance with Section 15 of this Agreement.

        15.   Dispute Resolution.    Except for the right of the Company to seek specific performance and injunctive and other equitable relief in court as set forth in Section 14 hereof, any controversy, claim or dispute of any type arising out of, in connection with, or in relation to the interpretation, performance or breach of any of the Employment Documents shall be resolved in accordance with this Section 15 of this Agreement, regarding resolution of disputes. The Employment Documents shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference.

          A.    Mediation.    The Company and Executive will make a good faith attempt to resolve any and all claims and disputes under the Employment Documents through good faith negotiations. If such claims and disputes cannot be settled through negotiation, the Company and Executive agree to submit them to mediation in Orange County, California before resorting to arbitration or any other dispute resolution procedure. The mediation of any such claim or dispute must be conducted in accordance with the then-current JAMS procedures for the resolution of disputes by mediation, by a mediator ("Mediator") who has had both training and experience as a mediator of general non-competition and commercial matters. If the parties to the Employment Documents cannot agree on a Mediator, then the Mediator will be selected by JAMS in accordance with JAMS' strike list method. Within thirty (30) days after the selection of the Mediator, the Company and Executive and their respective attorneys will meet with the Mediator for one mediation session of at least four (4) hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either the Company or Executive may give the Mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. In the event that the mediation process is ended without resolution, the Mediator's fees will be paid in equal portions by the Company and Executive.

          B.    Arbitration.    If a claim or dispute under the Employment Documents has not been resolved in accordance with Section 15A above, then the claim or dispute will be determined by arbitration in accordance with the then-current JAMS comprehensive arbitration rules and procedures, except as modified herein. The arbitration will be conducted in Orange County, California by a sole neutral arbitrator ("Arbitrator") who has had both training and experience as an arbitrator of general non-competition and commercial matters and who is, and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If the Company and Executive cannot agree on an Arbitrator, then the Arbitrator will be selected by JAMS in accordance with Rule 15 of the JAMS comprehensive arbitration rules and procedures. No person who has served as a Mediator under the mediation provision, however, may be selected as the Arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the Arbitrator may decide any issue as to discovery. The Arbitrator may decide any issue as to whether or as to the extent to which a dispute is subject to the dispute resolution provisions in this Section 15 and the Arbitrator may award any relief permitted by law. The Arbitrator must base the arbitration award on the provisions of this Section 15B and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Section 15B. At the request of any party, the Arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. The arbitrator's fee will be paid in full by the Company, unless Executive agrees in writing to pay some or all of the fee.

          C.    Interim Actions.    Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction within the State of California for relief in the form of a temporary restraining order or preliminary injunction, pending appointment of an Arbitrator or pending determination of a claim through arbitration in accordance with this Section 15. In the event a dispute is submitted to arbitration hereunder during the term of this Agreement, the parties shall continue to perform their respective obligations hereunder, subject to any interim relief that may be ordered by the Arbitrator or by a court of competent jurisdiction pursuant to the previous sentence.

          D.    Fees.    Unless otherwise agreed, the prevailing party (if a prevailing party is determined to exist by the arbitrator or judge) will be entitled to its costs and attorneys' fees incurred in any arbitration or other proceeding under this Section 15 relating to the interpretation or enforcement of the Employment Documents.

          E.    Acknowledgement.    EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 15, WHICH DISCUSSES MEDIATION AND ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THE EMPLOYMENT DOCUMENTS, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO MEDIATION AND ARBITRATION, AND THAT THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN THIS AGREEMENT CONSTITUTE A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL.

        16.   No Waiver.    The waiver by either party of a breach of any provision of the Employment Documents shall not operate as, or be construed as, a waiver of any later breach of that provision.

        17.   Taxes.    Except as otherwise provided in Section 6, each party agrees to be responsible for its own taxes and penalties.

        18.   Counterparts.    This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

        19.   Representation of Executive.    Executive represents and warrants to the Company that Executive read and understands this Agreement, has had the opportunity to consult with independent counsel of Executive's choice prior to agreeing to the terms of this Agreement and is entering into the Agreement, knowingly, willingly and voluntarily. The parties agree that neither of the Employment Documents shall be construed for or against either party in any interpretation thereof.

        20.   Impact on and Amendment of Offer Letter.

          A.    Consent to Reincorporation.    The parties hereto acknowledge that the Company has recently been reincorporated in Delaware. As such, the parties hereto expressly consent to the assignment of all of the rights and obligations of the Company's predecessor under the Offer Letter to the Company, which was the surviving corporation in the reincorporation merger. Except as specifically modified herein, the Company agrees to be bound by all of the terms and conditions of the Offer Letter.

          B.    Severance.    Notwithstanding anything to the contrary contained in the Offer Letter, the terms of this Agreement (and not the Offer Letter) shall govern any termination of Executive's employment or resignation by Executive within 18 months following a Change in Control (as defined in this Agreement). Section 4 of the Offer Letter shall continue in full force and effect except as modified pursuant to this Agreement.

          C.    Options.    The provisions of Section 3 of the Offer Letter shall only apply to the initial options to purchase shares of the Company's Common Stock (481,276 shares before giving effect to the recent reverse stock split in connection with the Company's reincorporation in Delaware) that were specifically granted to Executive pursuant to Section 3 of the Offer Letter; and

          D.    Impact of Amendment.    Except as expressly modified herein, the Offer Letter shall continue to be in full force and effect. In the event of a conflict between the Employment Documents not otherwise specifically addressed herein, then this Agreement shall govern the conflict.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HIRERIGHT, INC.
By:	/s/ ERIC J. BODEN Eric J. Boden, Chief Executive Officer
Address:	5151 California Avenue Irvine, CA 92617
By:	/s/ JEFFREY WAHBA Jeffrey Wahba

EXHIBIT A

NON-COMPETITION AGREEMENT
(attached hereto)

NON-COMPETITION AGREEMENT

        This Non-Competition Agreement (the "Agreement") is entered into as of                        , (the "Effective Date"), by and between HireRight, Inc., its parents, brother-sister, subsidiary or related companies, successors and assigns (the "Company"), and the undersigned,                        , an individual (the "Executive").

RECITALS

        A.    Executive and the Company are parties to that certain Change in Control Agreement dated as of                        , 2007 (the "Change in Control Agreement") relating to the payment of severance benefits to Executive upon Executive's termination of employment with the Company in connection with a Change in Control (as defined in the Change in Control Agreement) of the Company, and the execution and delivery of this Agreement by Executive is a condition precedent to the receipt of such severance benefits by Executive.

        B. The Company is engaged in the business of providing employment screening services throughout the United States and internationally (the "Business"). The parties acknowledges that the relevant market for the Business is worldwide in scope (the "Restricted Area") and that there exists intense worldwide competition for the products and services of the Business.

        C. The Company possesses certain information (whether or not recorded in documentary form or on computer disk or tape) to which it attaches a level of confidentiality or in respect of which it owes an obligation of confidentiality to any third-party, relating to, without limitation, business methods, corporate plans, management systems, finances, maturing new business opportunities, research and development projects, marketing or sales of any past, present or future product or service of the Company including, without limitation, sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of customers and potential customers of, and suppliers and potential suppliers to, the Company, the nature of their business operations, their requirements for any product or service sold to or purchased by the Company and all confidential aspects of their business relationship with the Company, any and all trade secrets, secret formulae, manufacturing techniques, processes, technology, inventions, designs, know-how, discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company, and all other intellectual property rights and confidential and proprietary information of the Company ("Confidential Business Information").

        D. Executive is the                        of the Company and has a significant ownership interest and goodwill in the Company that is being transferred in connection with a Change in Control of the Company (as defined in the Change in Control Agreement). Executive has been terminated without Cause (as defined in the Change in Control Agreement) or resigned for Good Reason (as defined in the Change in Control Agreement) pursuant to the terms of the Change in Control Agreement, and he will receive certain severance payments from the Company in connection with Executive's termination.

        E. In order to protect the goodwill, trade secrets and other Confidential Business Information related to the Company being acquired in such Change in Control by the Company's acquiror and in consideration for the severance benefits being paid to Executive pursuant to the Change in Control Agreement, Company and Executive have agreed to enter into this Agreement.

        F. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Change in Control Agreement.

        NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Company, intending to be legally bound, hereby agree as follows:

ARTICLE 1

NON-COMPETITION

        1.1    Non-Competition.    As an inducement for the payment of the severance benefits payable by Company to Executive pursuant to the Change in Control Agreement and in connection with the Change in Control of the Company, Executive agrees that, without the express prior written consent of the Company, for 12 months from and after the date that Executive ceases to be employed by the Company (as defined below) (the "Non-Competition Period"), Executive shall not, anywhere in the Restricted Area, directly or indirectly, whether individually or as an employee, consultant, partner, advisor, independent contractor, officer, director, member, equity holder, debt holder, joint venture participant, lender, guarantor, principal, agent, representative or in any other similar capacity, for any person, firm, partnership, company, corporation or other entity (other than the Company) (without limitation by specific enumeration of the foregoing): (1) in any way own, manage, operate, sell, control or participate in the ownership, management, operation, sale or control of any business, activity, entity or person, or engage in any business or activity, that is competitive (wholly or partly) with or similar to the Business, or (2) render any services or provide any advice with respect to or involving the Business to any business, activity, entity or person (other than the Company), or (3) allow his name or the name of the Company to be used in connection with any business, activity, entity or person (other than the Company) that is competitive (wholly or partly) with or similar to the Business. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of Publicly Traded Securities (as defined below) of any person that owns or operates a business that is competitive (wholly or partly) with or similar to the Business; provided however, that Executive may not devote any managerial efforts for, or provide any services to, such person or entity. For the purposes of this Section 1.1, the term "Publicly Traded Securities" shall mean securities that are traded on a national securities exchange or listed on the Nasdaq Global Market.

        1.2    No Interference with the Business; Non-Solicitation.    Executive agrees that during the Non-Competition Period, at any time or for any reason, Executive shall not, directly or indirectly, (a) solicit or divert away from the Company any business or customers, vendors, clients, licensors, licensees, suppliers, agents or other persons made known to Executive during his employment with the Company, (b) induce customers, vendors, clients, licensors, licensees, suppliers, agents or other persons under contract or otherwise associated or doing business with a the Company to reduce or alter any such association or business with the Company or otherwise interfere in the business relationship of any such persons and the Company, and/or (c) solicit any employee, independent contractor, consultant or other Person in the employment or service of the Company, at the time of such solicitation, in any case to (i) terminate such employment or service, and/or (ii) accept employment, or enter into any consulting or other service arrangement, with any person other than the Company.

ARTICLE 2

REMEDIES AND CONFLICT RESOLUTION

        2.1    Remedies.    The parties to this Agreement agree that: (i) Executive's services are unique, because of the particular skill, knowledge, experience and reputation of Executive; (ii) if Executive breaches Article 1 of this Agreement, the damage to the Company will be substantial, and difficult to ascertain, and, further, that money damages will not afford the Company an adequate remedy, and consequently, (iii) if Executive is in breach of any provision of this Agreement, or threatens a breach of Article 1 of this Agreement, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to

2

prevent or restrain a breach of any provision of this Agreement notwithstanding Section 2.2 hereof. All claims for damages for a breach of this Agreement shall be submitted to mediation and arbitration in accordance with Section 2.2 of this Agreement.

        2.2    Dispute Resolution.    Except for the right of the Company to seek specific performance and injunctive and other equitable relief in court as set forth in Section 2.1 hereof, any controversy, claim or dispute of any type arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved in accordance with this Section 2.2 of this Agreement, regarding resolution of disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference.

          (a)    Mediation.    The Company and Executive will make a good faith attempt to resolve any and all claims and disputes under this Agreement through good faith negotiations. If such claims and disputes cannot be settled through negotiation, the Company and Executive agree to submit them to mediation in Orange County, California before resorting to arbitration or any other dispute resolution procedure. The mediation of any such claim or dispute must be conducted in accordance with the then-current JAMS procedures for the resolution of disputes by mediation, by a mediator ("Mediator") who has had both training and experience as a mediator of general non-competition and commercial matters. If the parties to this Agreement cannot agree on a Mediator, then the Mediator will be selected by JAMS in accordance with JAMS' strike list method. Within thirty (30) days after the selection of the Mediator, the Company and Executive and their respective attorneys will meet with the Mediator for one mediation session of at least four (4) hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either the Company or Executive may give the Mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. In the event that the mediation process is ended without resolution, the Mediator's fees will be paid in equal portions by the Company and Executive.

          (b)    Arbitration.    If a claim or dispute under this Agreement has not been resolved in accordance with Section 2.2(a) above, then the claim or dispute will be determined by arbitration in accordance with the then-current JAMS comprehensive arbitration rules and procedures, except as modified herein. The arbitration will be conducted in Orange County, California by a sole neutral arbitrator ("Arbitrator") who has had both training and experience as an arbitrator of general non-competition and commercial matters and who is, and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If the Company and Executive cannot agree on an Arbitrator, then the Arbitrator will be selected by JAMS in accordance with Rule 15 of the JAMS comprehensive arbitration rules and procedures. No person who has served as a Mediator under the mediation provision, however, may be selected as the Arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the Arbitrator may decide any issue as to discovery. The Arbitrator may decide any issue as to whether or as to the extent to which a dispute is subject to the dispute resolution provisions in this Section 2.2 and the Arbitrator may award any relief permitted by law. The Arbitrator must base the arbitration award on the provisions of this Section 2.2 and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Section 2.2(b). At the request of any party, the Arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain the strict

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  confidentiality of the arbitration proceedings. The arbitrator's fee will be paid in full by the Company, unless Executive agrees in writing to pay some or all of the fee.

          (c)    Interim Actions.    Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction within the State of California for relief in the form of a temporary restraining order or preliminary injunction, pending appointment of an Arbitrator or pending determination of a claim through arbitration in accordance with this Section 2.2. In the event a dispute is submitted to arbitration hereunder during the term of this Agreement, the parties shall continue to perform their respective obligations hereunder, subject to any interim relief that may be ordered by the Arbitrator or by a court of competent jurisdiction pursuant to the previous sentence.

          (d)    Fees.    Unless otherwise agreed, the prevailing party (if a prevailing party is determined to exist by the arbitrator or judge) will be entitled to its costs and attorneys' fees incurred in any arbitration or other proceeding under this Section 2.2 relating to the interpretation or enforcement of this Agreement.

          2.3    Acknowledgement.    EXECUTIVE HAS READ AND UNDERSTANDS THIS ARTICLE 2, WHICH DISCUSSES MEDIATION AND ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS NON-COMPETITION AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS NON-COMPETITION AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO MEDIATION AND ARBITRATION, AND THAT THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN THIS ARTICLE 2 CONSTITUTE A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL.

ARTICLE 3

MISCELLANEOUS

        3.1    Entire Agreement; Amendments and Waivers.    This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including any other non-competition or non-solicitation agreement in effect as of the Effective Date. This Agreement may be amended or modified and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties or, in the case of waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity.

        3.2    Representations and Warranties.    Executive represents and warrants that this Agreement is a legal, valid and binding obligation, enforceable against Executive in accordance with its terms.

        3.3    Notices.    Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or via overnight delivery service such as Federal Express, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by overnight delivery, such notice shall be conclusively deemed given two business days after the deposit

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thereof addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	HireRight, Inc. 5151 California Avenue Irvine, California 92617 Attn: Vice President of Human Resources
With a copy to:	Dorsey & Whitney LLP 38 Technology Drive Irvine, California 92618 Attn: Ellen S. Bancroft, Esq.
To Executive:	At Executive's last residence as provided by Executive to the Company for payroll records.

Any party may change such party's address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this Section 3.3.

        3.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

        3.5    Severability.    To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. Executive acknowledges that the agreements contained in this Agreement are reasonable (including with respect to duration, geographical area and scope) and necessary to protect the legitimate interests of the Company, including the preservation of the business of the Company. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. In particular, should a court of competent jurisdiction hold the territorial restriction of the Restricted Area to be overly broad, void or unenforceable, then such Restricted Area shall extend no further than those cities, counties and states in the United States impacted by the market area of all phases of the Company's Business or where the goodwill of the Company has been established. To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason by any governmental entity in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

        3.6    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Executive and the successors and assigns of the Company. Executive shall not be entitled to assign his obligations hereunder without the written consent of the Company. The Company may assign any of their respective rights under this Agreement to any of the Company's parents, brother-sister or subsidiary companies (including, without limitation, the successors and assigns of the Company) and to any person or entity that shall succeed to all or substantially all of the assets relating to the Business. Executive agrees that, upon request therefor, he will, in writing, acknowledge and consent to any such assignment of this Agreement.

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        3.7    Signatures; Counterparts.    This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

        3.8    Independent Review and Advice.    Executive represents and warrants that Executive has carefully read this Agreement; that Executive executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to one another; that Executive has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Executive is entering into this Agreement of Executive's own free will. Executive expressly agrees that there are no expectations contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify the Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

[SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

HIRERIGHT, INC.		EXECUTIVE
By:	Eric J. Boden, Chief Executive Officer	[Name]
Address:	5151 California Avenue Irvine, CA 92617	Address:

[Signature Page to Non-Competition Agreement]

EXHIBIT B

SEPARATION AND RELEASE AGREEMENT
(attached hereto)

SEPARATION AGREEMENT AND RELEASE

        This Separation Agreement and Release ("Agreement") is entered into as of this            day of                         ,            , hereinafter "Execution Date," by and between                        (the "Employee") and HireRight, Inc., its parents, brother-sister or related companies, successors and assigns (the "Company"). Employee and the Company are sometimes collectively referred to as the "Parties".

Recitals

        A.    Employee and HireRight are parties to that certain Change in Control Agreement dated as of                        , 2007 (the "Change in Control Agreement") relating to the payment of severance benefits to Employee under certain circumstances upon Employee's termination of employment with Company, and the execution and delivery of this Agreement by Employee is a condition precedent to the receipt of such severance benefits by Employee.

        B.    Employee was employed by Company, and Employee and Company desire to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with Employee's employment with the Company.

Agreement

        1.    Termination of Employment.    Employee's employment with the Company terminates effective                        (hereinafter, the "Termination Date"). The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with Employee's employment with the Company. The Company expressly disclaims any wrongdoing or any liability to Employee.

        2.    Severance Benefits.    In consideration for Employee executing this Agreement, the Company agrees to pay Employee the following after the Execution Date, in accordance with the terms set forth in Section 4 in the Change in Control Agreement, which are collectively referred to herein as the "Severance Payments":

        [Insert applicable Severance Payments from Section 4]

        Employee specifically acknowledges and agrees that this consideration exceeds the amount Employee would otherwise be entitled to receive upon termination of Employee's employment, and that these Severance Payments and other benefits are in exchange for entering into this Agreement. Employee agrees that he will not at any time seek consideration from the Company other than what is set forth in this Agreement, and that the payment of the Severance Payments is subject to and conditioned upon the terms set forth in the Change in Control Agreement. Employee specifically acknowledges and agrees that the Company has made no representations to Employee regarding the tax consequences of any amounts received by Employee or for Employee's benefit pursuant to this Agreement.

        3.    Release.    Employee represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges arising from or relating to Employee's employment with, or termination from, the Company. This does not prohibit Employee from participating and providing truthful testimony in any federal or state agency investigation. Notwithstanding any provision of law which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in Employee's favor at the time of executing a release, Employee agrees to release the Company, its Board of Directors, officers, employees, agents and assigns, from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Company, whether known or unknown, arising from or relating to Employee's employment with or discharge from the Company, including but not limited to: wrongful or tortious termination, specifically including actual or constructive termination in violation of public policy; military leave, reinstatement, or related rights; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, Age

Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; and the California Fair Employment and Housing Act; the Washington Law Against Discrimination, RCW § 9.60 et seq.; the Washington Minimum Wage Act, RCW § 49.46 et seq.; any and all claims brought under any applicable federal, state or local employment discrimination or other statutes; any claims brought under any federal, state or local statute or regulation for non-payment of wages or other compensation (including bonuses due after the Termination Date), including stock or stock options; and libel, slander, fraud, misrepresentation, or breach of contract other than the breach of this Agreement. This release specifically excludes claims, charges, complaints, causes of action or demands of whatever kind or nature that post-date the Termination Date or the Execution Date, whichever is later, and that are based on factual allegations that do not arise from or relate to Employee's present employment with or discharge from the Company. This Release also does not include a release of (i) Employee's rights for state mandated insurance for unemployment insurance and workers' compensation insurance, (ii) Employee's right to seek indemnification by the Company or its insurers for third party claims pursuant to that certain Indemnification Agreement dated            , 2007 between Employee and the Company; or (iii) Employee's ability to enforce Employee's rights to received severance benefits and any other payments pursuant the Change in Control Agreement.

        4.    Section 1542 of the California Civil Code.    Employee expressly waives any and all rights and benefits conferred upon Employee by Section 1542 of the California Civil Code, which states as follows:

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.

        Accordingly, Employee knowingly, voluntarily and expressly waives any rights and benefits arising under Section 1542 of the California Civil Code and any other statute or principle of similar effect.

        5.    Non-Disparagement.    Unless compelled by law, Employee agrees that Employee will not knowingly disparage Company or any past or present (as of the time any statement is made) officer, director or employee of Company or otherwise make statements whether or not such statements are thought to be or are true with respect to Company's business or human resources practices, policies and procedures, and whether or not such statements are made publicly, privately, subject to confidentiality obligations, or otherwise, which could tend to harm or injure the personal or business reputation, or business, of the Company or of any past or present officer, director or employee of the Company, and whether or not such statements are made to any present or employee or director of the Company or to someone outside of the Company. Employee also agrees that Employee will not waive the attorney-client privilege or otherwise use, disclose or consent to the use or disclosure of any information relating to, or secured or developed in the course of or with respect to any litigation or advice to which Employee was privy to attorney client information, the use or disclosure of which could adversely affect the interests of the Company, including but not limited to information with regard to its technology, sales, marketing activities and practices, financing plans and practices, and hiring and recruiting activities and practices, and employee incentives.

        6.    Continuing Obligations.    Employee acknowledges and affirms that Employee has previously executed a Proprietary Information and Assignment of Inventions Agreement and the Change in Control Agreement, and that the terms and conditions of those agreements are not affected by this Severance Agreement and Release. Employee represents that Employee has returned all property belonging to the Company.

        7.    Employment Information.    Employee will direct all employment verification inquiries to Human Resources. In response to inquiries regarding Employee's employment with the Company, the

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Company, by and through its speaking agent(s) agrees to provide only the following information: Employee's date of hire, the date Employee's employment ended and rates of pay.

        8.    Entire Agreement.    Employee warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written. Any modification of this Agreement must be made in writing and signed by Employee and the Company. This Agreement supersedes all prior understandings between the Parties and represents the entire Agreement between the Parties with respect to all matters set forth herein involving Employee's employment and termination from the Company. Employee represents that Employee is the sole owner of and Employee have not assigned the rights to any claims released herein.

        9.    Severability.    If any provision of this Agreement or compliance by Employee or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Employee and the Company. This Agreement is governed by the laws of the State of California.

        10.    Forum Selection; Attorney's Fees.    The California State Superior Court for the County of Orange and the United States District Court for the Central District of California shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee's employment with, or termination from, the Company, or arising from or relating to this Agreement. The prevailing party in any such lawsuit will be entitled to an award of attorneys' fees and reasonable litigation costs. Employee agrees that Employee will indemnify and hold the Company harmless from any grossly negligent or willful breach of this Agreement by Employee.

        9.    VOLUNTARY EXECUTION.    EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE'S CHOICE, AND THAT EMPLOYEE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

[Name]	Date
HireRight, Inc.	Date

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QuickLinks

  Exhibit 10.16
CHANGE IN CONTROL AGREEMENT
NON-COMPETITION AGREEMENT
RECITALS
ARTICLE 1 NON-COMPETITION
ARTICLE 2 REMEDIES AND CONFLICT RESOLUTION
ARTICLE 3 MISCELLANEOUS
SEPARATION AGREEMENT AND RELEASE